Exhibit 4.6

SUBLEASE AGREEMENT

          This Sublease Agreement is made by and between Icogenex Corporation, a Washington corporation ("Sublandlord"), and Cellcyte Genetics, Incorporated ("Subtenant") a Washington corporation. Sublandlord, as tenant, entered into a lease with Gordon, LLC, a Washington limited liability company, as landlord ("Prime Landlord") dated April 1, 2003, leasing certain space in a building located at 454 North 34th Street, Seattle, Washington ("Building"), to which lease reference is hereby made as if the same were herein set forth at length and which lease is hereinafter referred to as the "Prime Lease," Exhibit A.

          WHEREAS, the parties hereto have agreed that Sublandlord shall sublet two (2) lab bench spaces, one (1) desk space, as indicated on the floor plan Exhibit B and access to equipment as indicated in this document and shown in Exhibit C in the Building (the "Premises") to Subtenant.

          NOW, THEREFORE, in consideration of the mutual promises contained herein and all other good and valuable consideration, the parties hereto agree as follows:

          1.          Premises. Sublandlord hereby leases to Subtenant the Premises, as shown on Exhibit B attached hereto and made a part hereof for a term beginning on May 1, 2007 and ending on July 31, 2007 (the "Sublease Term") unless sooner terminated in accordance herewith.

Sublandlord reserves the right to relocate Subtenant into a similarly sized space within Sublandlord's leased premises (in relation to the space shown in Exhibit B) if Sublandlord's space needs change within the terms of this sublease or extension hereof. In the event of such a relocation and if the relocation changes in the size or nature of the Subleased space, the parties will renegotiate the payments due from Subtenant to Sublandlord in order to reflect the change in space or access and will set forth the terms of such renegotiated payment in writing. Sublandlord shall give Subtenant no less than thirty (30) days advance written notice of any such relocation. The other terms and conditions of this Agreement shall not be affected by any such relocation.

          2.          Rent. Subtenant shall pay Sublandlord without notice rent at the rate of Two Thousand Three Hundred Seventy Five and No/100 Dollars ($2,375.00) per month ("Rent"), plus any Additional Rent as provided in Paragraph 5. Subtenant shall pay the Rent and Additional Rent provided for hereunder in advance, and without offset or deduction, on or before the first day of each and every month during the Sublease Term at Sublandlord's address set forth in Paragraph 11 of this Sublease, or to such other party or at such other place as Sublandlord may hereafter from time to time designate in writing. To secure the Sublease, Subtenant shall pay the first and last month's Rent. In addition, Subtenant shall pay to Sublandlord a deposit equal to one (1) month's rent (Deposit) at the signing of the Sublease. The Deposit (but not the last month's prepaid rent) will be used to cover damage to facilities or equipment above and beyond normal wear and tear or returned to the Subtenant at the end of the Sublease after inspection and clearance by the Sublandlord of the equipment, facilities and Premises.

Cellcyte Sublease, page 1

Each party will notify the other no later than July 17, 2007, or two (2) weeks before the end of the Sublease period, if such party desires to extend this Sublease. In the event the parties mutually agree in writing, this Agreement shall be extended beyond July 31, 2007 on such other terms and conditions as the parties may mutually agree in writing. In the event of any such extension, any increase in Rent will be mutually agreed upon but in all events shall not exceed the percentage increase in rent, if any, payable by Sublandlord to the Prime Landlord under the Prime Lease.

          3.          Use. In consideration of the rent payable under this Agreement, Subtenant shall receive the use of the Premises and the privileges and services described herein as of May 1, 2007. The use of the Premises shall be for general office and laboratory purposes and those purposes permitted by the Prime Lease and for no other purpose. Subtenant shall be entitled without additional cost (excluding Additional Rent) to the benefit of services and utilities received by Sublandlord as part of its lease to the Subleased premises, including electricity, heating, elevator, and janitorial services, and shall further be entitled to use Sublandlord's washroom/sterilizing facilities and equipment listed in Exhibit C attached hereto. Sublandlord personnel who operate and maintain such equipment and services shall provide reasonable assistance without additional cost (including Rent or Additional Rent) to Subtenant in connection with such use.

Subtenant will adhere to all statutory, regulatory, permitting and other legal requirements with respect to its activities, and to safe laboratory practices, including without limitation all Sublandlord procedures concerning chemical, radioisotope, and biohazards regulations. Sublandlord shall provide Subtenant with copies of Sublandlord's procedures manuals that relate to its facility and health and safety procedures, with which Subtenant shall comply.

In addition to the facilities and equipment listed on Exhibit C, and subject to the conditions contained herein, during the term hereof Subtenant shall have the right to use the following facilities and equipment of Sublandlord without additional cost (including Rent or Additional Rent), excepts as specifically stated:

(a)   Scientific Equipment. Subtenant shall have the non-exclusive right to use, subject to availability thereof and the priority for such use by employees of Sublandlord, the major scientific equipment of Sublandlord located at Sublandlord's premises in the Building, as indicated in Exhibit C.

(b)   Photocopy Machine: Subtenant shall have the non-exclusive right to reasonable use of the Sublandlord's photocopy machine. Large jobs in the 100s of pages shall be the responsibility of the Subtenant to have done off site.

(c)   Facsimile Machine: Subtenant shall have the non-exclusive right to reasonable use of Sublandlord's facsimile machine.

(d)   Conference Rooms and Library: Subtenant shall have the non-exclusive right to use Sublandlord's conference rooms and library located in the Building; provided, such use of conference rooms and library shall be subject to availability thereof and shall be arranged only by scheduling such use through Sublandlord's designated person or website listing.

Cellcyte Sublease, page 2

(e)   Computers; Internet Connection: Provided such usage can be separated so that neither Sublandlord nor Subtenant has access to the other's communications, Subtenant shall have the non-exclusive right to use Sublandlord's computer network solely for purposes of obtaining access to the internet and email at the Premises; provided, however, computer equipment to be used by Subtenant shall be supplied at the sole cost and expense of Subtenant.

(f)   Telephone Service: Subtenant shall use one (1) of the Sublandlord's programmed phones to receive calls, make calls and access voice mail. This phone is located at the desk. Phones are assigned a primary voice mail extension with light indicating when phone messages are received and a second extension if desired.

(g)   Long Distance Phone Charges: Charges for all long distance calls placed by Subtenant personnel will be paid by Subtenant.

(h)   Janitorial Service: Janitorial services of the Subtenant space will be supplied by the Sublandlord.

(i)   Parking: Parking is NOT available onsite for Subtenant or visitors during weekday business hours, except as noted below:

a.   Weekday business hours are 8:00 AM to 5:30 PM Monday through Friday. During these hours Subtenant shall NOT use any onsite parking located on the north side (rear) or south side (front) of the building. This includes street parking that blocks interior parking spaces.

b.   During times of 34th Street closure, all building tenants may park in the rear.

c.   Outside of stated business hours parking is non-exclusive for all building tenants.

(j)   Keys: Keys are provided for building access to all Subtenants. For security purposes, facility keys are monitored by the Sublandlord. Distribution to and collection of keys from individuals will be done by the Sublandlord. It is the responsibility of the Subtenant to notify the Sublandlord of any Subtenant personnel change (additions or reductions) within twelve (12) hours of such change.

          Subtenant agrees at all times to take good care of the Premises and the equipment, furniture and other property of Sublandlord which Subtenant is permitted to use under this Sublease (and will promptly repair any damage to the same), and Subtenant acknowledges and agrees that all such equipment, furniture and other property shall at all times remain the property of Sublandlord. Subtenant shall have no right to place or install any signs advertising Subtenant's business anywhere in or about the Building without the written consent of the Sublandlord.

Cellcyte Sublease, page 3

          Subtenant specifically acknowledges that Sublandlord's operations in Building are confidential to its clients. Therefore, Subtenant covenants and agrees that Subtenant and their respective employees, agents, customers and clients shall use and occupy only the Premises and those areas of Sublandlord's space as are specifically allowed pursuant to provisions of this Sublease, and Subtenant shall not permit its employees, agents, customers or clients to use or enter into for any purpose whatsoever any other areas of Sublandlord's space, other than as required to obtain access and egress to the Premises. In addition to any other remedies Sublandlord may have at law or in equity, in the event of any breach of the covenants contained in the preceding sentence, Subtenant's rights under subparagraphs 3(a) through 3(j) above (as well as Subtenant's right to use the facilities and equipment listed on Exhibit C) shall immediately cease and terminate and this Sublease shall be terminable upon ten (10) days notice in writing to Subtenant. Notwithstanding the foregoing, so long as all due and owing Rent and Additional Rent has been paid, Sublandlord covenants that Subtenants right's under this Sublease, including the Subtenant's possession, use and quiet enjoyment of the Premises, shall not be interrupted by the Sublandlord or any person claiming any interest in the Premises by, through or under the Sublandlord.

          Notwithstanding anything contained in this Paragraph 3 to the contrary, in the event either Sublandlord or Subtenant determines, in its reasonable judgment, that the sharing of amenities creates any hardship or confusion, such party shall have the right to terminate the sharing of the amenities defined and described in subparagraphs 3(a) through 3(j) above (as well as Subtenant's right to use the facilities and equipment listed on Exhibit C and to separate the Premises from Sublandlord's remaining space by any reasonable means.

          4.          Assignment. Subtenant shall not assign this Sublease nor sublet the Premises in whole or in part without Sublandlord's written consent, which consent may be given or withheld in the sole discretion of Sublandlord; and shall not permit Subtenant's interest in this Sublease to be vested in any third party by sale of assets or stock, by operation of law or otherwise.

          5.          Additional Rent. Any additional rent due under the Prime Lease as a result of special services or after hours utilities provided exclusively for Subtenant shall be paid entirely by Subtenant.

          6.          Prime Lease. This Sublease is subject and subordinate to the Prime Lease, Exhibit A. Except as may be inconsistent with the terms hereof, all the terms, covenants and conditions contained in the Prime Lease shall be applicable to this Sublease, mutatis mutandis, with the same force and effect as if Sublandlord were the landlord under the Prime Lease and Subtenant were the tenant thereunder and as if the Prime Lease was limited to the Premises; and in case of any breach hereof by Subtenant, Sublandlord shall have all the rights against Subtenant as would be available to the landlord against the tenant under the Prime Lease if such breach were by the tenant thereunder.

Cellcyte Sublease, page 4

          7.          Limitation. Notwithstanding anything to the contrary herein contained, (a) the only services and rights to which Subtenant is entitled hereunder are those to which Sublandlord is entitled as tenant under the Prime Lease, and Subtenant agrees to look solely to Sublandlord and not to Prime Landlord for the performance of all agreements, covenants, and obligations of Prime Landlord under the Prime Lease, and Prime Landlord shall not be responsible to Subtenant for the failure of Prime Landlord to perform any of Prime Landlord's obligations thereunder; Sublandlord covenants to use reasonable, good faith efforts to cause Prime Landlord to perform Prime Landlord's obligations under the Prime Lease, and (b) Sublandlord shall remain fully liable to the Prime Landlord for the performance of all of its obligations as the tenant under the Prime Lease.

          8.          Indemnity. Subtenant shall neither do nor permit anything to be done which would cause the Prime Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in the Prime Landlord under the Prime Lease, and Subtenant shall indemnify and hold Sublandlord harmless from and against all claims of any kind whatsoever by reason of any breach or default on the part of Subtenant by reason of which the Prime Lease may be terminated or forfeited. In addition, Subtenant covenants and agrees to indemnify and hold Sublandlord harmless from and against any and all liabilities, penalties, claims, damages, costs, expenses (including reasonable attorneys' fees and court costs) and judgments arising from or out of the death of any person or any acts, injuries, loss or damage whatsoever caused to any person or to any property, occasioned wholly or in part by any act or acts, omission or omissions of Subtenant, its agents, employees, customers or invitees, as shall occur upon the Premises, or any portion thereof, or within the Building except to the extent that any such liabilities shall result from the gross negligence or willful misconduct of Sublandlord, its agents or employees. In connection therewith, at all times during the term hereof Subtenant shall maintain in full force and effect, at Subtenant's own cost and expense, a policy of public liability insurance issued by an insurance company authorized to do business in the State of Washington with a financial rating of no less than A, with Sublandlord named as an additional named insured, providing insurance with respect to public liability with limits not less than One Million and No/100 Dollars ($1,000,000.00) to any single person, of not less than One Million and No/100 Dollars ($1,000,000.00) on account of any single occurrence and Two Hundred Fifty Thousand and no/100 Dollars ($250,000) for damage to property, or a combined single limit of liability of Two Million and No/100 Dollars ($2,000,000.00) aggregate. Such insurance shall contain a provision requiring thirty (30) prior days written notice of cancellation to both Sublandlord and Subtenant, and Subtenant thereof shall furnish copies of said insurance policy or a certificate to Sublandlord upon Sublandlord's request.

Sublandlord covenants and agrees to indemnify and hold Subtenant harmless from and against any and all liabilities, penalties, claims, damages, costs, expenses (including reasonable attorneys' fees and court costs) and judgments arising from or out of the death of any person or any acts, injuries, loss or damage whatsoever caused to any person or to any property, occasioned wholly or in part by any negligent act or acts, omission or omissions of Sublandlord, its agents, employees, customers or invitees, as shall occur within the Building (excluding the Premises), or any portion thereof, except to the extent that any such liabilities shall result from the gross negligence or willful misconduct of Subtenant, its agents or employees.

          9.          Representation of Subtenant. Subtenant represents that it has read and is familiar with the terms of the Prime Lease.

Cellcyte Sublease, page 5

          10.        Entire Agreement. All prior understandings and agreements between the parties are merged within this Sublease, which alone fully and completely sets forth the understanding of the parties; and this Sublease may not be changed or terminated orally or in any manner other than by an agreement in writing and signed by the party against whom enforcement of the charge or termination is sought.

          11.        Notices. Any notice of demand which either party may or must give to the other hereunder shall be in writing and delivered personally or sent by registered mail addressed, if to Sublandlord, as follows:

Icogenex Corporation
454 North 34th Street
Seattle, WA 98103
Attn: Frederick S. Hagen

and if to Subtenant, as follows:

Cellcyte Genetics Incorporated
5400 Carillon Point
Kirkland, WA 98033
Attn: Gary A. Reys

Either party may, by notice in writing, direct the future notices or demands be sent to a different address.

          12.        Successors and Assigns. The covenants and agreements herein contained shall bind and inure to the benefit of the Sublandlord, the Subtenant, and their respective executors, administrators, successors and assigns.

          13.        Recording. This Sublease shall not be recorded without the prior written consent of both Sublandlord and Prime Landlord.

          14.        Miscellaneous.

          (a)          Hazardous Materials. Subtenant shall notify Sublandlord in advance of any hazardous materials (as per chapter 27 of the 2003 Seattle Fire Code) that Subtenant intends to store or use on the Premises, to ensure that Sublandlord's licenses are adhered to and the Premises can safely accommodate the materials. It is the sole responsibility of Subtenant to maintain adequate records of acquisition, use and disposal of all hazardous material used by Subtenant while subleasing from Sublandlord.

          (b)          Original Condition after Sublease. At the termination of this Sublease, Subtenant will return the subleased premises to their original conditions as of Subtenant's initial occupation thereof, except to the extent the parties may determine by mutual written agreement. In particular, and without limiting the foregoing, Subtenant will arrange for all Subtenants' hazardous waste to be removed from the premises using contracts approved in advance by Sublandlord, all at Subtenant's sole expense. If the subleased premises require decontamination of radioisotopes, chemicals, infectious agents, or for any other cause, Sublandlord will arrange for such decontamination and Subtenant will reimburse Sublandlord fully for any such costs.

Cellcyte Sublease, page 6

          (c)          Responsible for Own Business. Each party will be responsible for its own business operations. Any costs related to Subtenant with respect to this Sublease and any costs related to Sublandlord with respect to Subtenant's new subtenacy, shall be the responsibility of the individual parties except as otherwise expressly agreed hereunder.

          (d)          Jurisdiction. This Agreement shall in all respects be governed by the laws of the State of Washington.

          (e)          Prime Landlord Consent. This Agreement shall enter into effect only upon the signed indication below of the Prime Landlord.

Cellcyte Sublease, page 7

Dated this           day of                             , 2007.

SUBTENANT:	Cellcyte Genetics, Inc a Washington corporation By: /s/ Gary A. Reys Gary A. Reys, President & CEO
SUBLANDLORD:	Icogenex Corporation, a Washington corporation By: /s/ Frederick S. Hagen Frederick S. Hagen, President & CEO

PRIME LANDLORD CONSENT

The undersigned, the landlord under the Prime Lease (as defined on page 1 of this Sublease Agreement) hereby consents to this Sublease Agreement.
GORDON 454, LLC, a Washington limited liability company By: /s/ Tullus Gordon Tullus Gordon

Cellcyte Sublease, page 8